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Exhibit (d)(3)

SCIENTIFIC GAMES CORPORATION
2003 INCENTIVE COMPENSATION PLAN

EQUITY AWARD NOTICE—RSUs—Non-Employee Directors

        You have been granted the equity awards shown below with respect to shares of Class A Common Stock of Scientific Games Corporation (the "Company"). These awards are subject to the Terms and Conditions of Equity Awards to Non-Employee Directors and the Company's 2003 Incentive Compensation Plan (as amended and restated), both of which are incorporated herein and made a part of this Notice and together with this Notice constitute the Agreement between you and the Company governing these equity awards.

Award Recipient:	«Name of Award Recipient»
Restricted Stock Units ("RSUs"):
Grant Date:	«Grant Date»
Number of RSUs:	«Number of RSUs»
Purchase Price:	Granted in consideration of your surrender and the cancellation of your eligible options on the Grant Date pursuant to the Scientific Games Stock Option Exchange Offer
Vesting Schedule:	«Vesting Date(s)»

Executed as of the Grant Date.
SCIENTIFIC GAMES CORPORATION
By:
Name: Jeffrey S. Lipkin Title: Senior Vice President and Chief Financial Officer

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  Exhibit (d)(3)
SCIENTIFIC GAMES CORPORATION 2003 INCENTIVE COMPENSATION PLAN
EQUITY AWARD NOTICE—RSUs—Non-Employee Directors